Contact:    Jane W. McCahon, Vice President, Corporate Relations

(312) 592-5379 jane.mccahon@teldta.com

Julie D. Mathews, Manager, Investor Relations

(312) 592-5341 julie.mathews@teldta.com

TDS AND U.S. CELLULAR ANNOUNCE MANAGEMENT TRANSITIONS

Kenneth R. Meyers appointed president and CEO to succeed Mary N. Dillon

CHICAGO – June 24, 2013 – Telephone and Data Systems, Inc. [NYSE: TDS] announced today that the board of directors of U.S. Cellular [NYSE: USM], TDS’ publicly traded subsidiary, has appointed Kenneth R. Meyers president and chief executive officer (CEO), effective June 22. Meyers has been executive vice president and chief financial officer (CFO) of TDS. He is a director of U.S. Cellular and TDS.

Meyers brings nearly three decades of experience with TDS and U.S. Cellular to the CEO position. He joined U.S. Cellular in 1987 and held several senior management positions, including executive vice president and CFO. Meyers became executive vice president and CFO of TDS in 2007.

“Ken Meyers brings outstanding operational and financial knowledge and proven leadership capabilities developed through his significant tenure with U.S. Cellular and TDS,” said LeRoy T. Carlson, Jr., TDS president and CEO. “He understands our industry thoroughly, and the need to develop and execute aggressive and effective strategies to further improve performance and increase operational efficiency. Ken also has the confidence and full support of the senior management teams and boards of directors of U.S. Cellular and TDS. Both Ken and I look forward to a smooth transition as we implement our succession process.”

“Leading U.S. Cellular is an honor and a tremendous opportunity,” said Meyers. “I appreciate the support of Ted Carlson and the U.S. Cellular and TDS boards of directors. U.S. Cellular has recently taken significant and decisive actions to improve its competitive position and strengthen its customer focus. I plan to build on these actions and leverage the passion of our dedicated associates to drive performance, growth and long-term profitability.”

Mary N. Dillon resigned as president and CEO, and as a director, of U.S. Cellular, effective June 21, to take a position at ULTA Beauty in July. Dillon joined U.S. Cellular as president and CEO in June 2010, and was previously global chief marketing officer and executive vice president for McDonald’s Corporation.

“Mary Dillon’s marketing expertise and customer insight have helped position U.S. Cellular to compete more effectively,” said Carlson. “She helped to develop a strong senior management team that, with Ken’s leadership, will continue to drive innovative and effective strategies.”

Meyers, a certified public accountant, has an MBA from the Kellogg School of Management at Northwestern University and a BA from Loyola University.

TDS currently plans to reorganize its CFO function.

Media Conference Call

U.S. Cellular will hold a media conference call to discuss this announcement on June 24, 2013 at 10:00 a.m. CST.

Toll-free number: 888-271-9036

Passcode: 10663931

About TDS

Telephone and Data Systems, Inc. (TDS), a Fortune 500® company, provides wireless; broadband, TV and voice; and hosted and managed services to approximately 6.1 million customers nationwide through its business units, U.S. Cellular, TDS Telecom and TDS Hosted & Managed Services. For more information about TDS, visit www.teldta.com.

About U.S. Cellular

United States Cellular Corporation provides a comprehensive range of wireless products and services, excellent customer support, and a high-quality network to 5.1 million customers nationwide. At the end of the first quarter, Telephone and Data Systems, Inc. owned 85 percent of U.S. Cellular. For more information about U.S. Cellular, visit uscellular.com.